Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of AFS SenSub Corp. for the registration of AmeriCredit Automobile Receivables Trust 2006-B-G, in the registration statement on Form S-3 (No. 333-130439) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, appearing in the Form 8-K of AFS SenSub Corp. dated September 12, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
September 12, 2006